EXHIBIT 99.1

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301

                                                            WILMINGTON, DE 19803

                                                         N E W S   R E L E A S E
FOR IMMEDIATE RELEASE                                CONTACT:  Elise A. Garofalo
                                                    Director, Investor Relations
                                                                    302-778-8210

              GRAFTECH INTERNATIONAL REPORTS FIRST QUARTER RESULTS

        Wilmington, DE - May 8, 2002 - GrafTech International Ltd. (NYSE: GTI), formerly UCAR International Inc., today announced financial results for the first quarter ended March 31, 2002. Net loss, before previously announced restructuring charges and tax benefits associated with the Company's 2002 new major cost savings plan and a non-cash extraordinary charge, was $1 million, or ($0.02)per diluted share, for the 2002 first quarter. The First Call consensus estimate was ($0.02)per diluted share. This compares to net income, before extraordinary items and non-recurring charges, of $3 million, or $0.07 per diluted share, for the 2001 first quarter. Net sales were $138 million in the 2002 first quarter, 19 percent lower than in the 2001 first quarter. Gross margin for the Company was 22.3 percent in the 2002 first quarter as compared to
28.5 percent in the 2001 first quarter.

------------------------------------------------ -------------------
                                                    THREE MONTHS
                                                  ENDED MARCH 31,
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)            2002
------------------------------------------------ -------------------

NET LOSS [($0.06)per diluted share]                     $(4)

Nonrecurring charges:

   Restructuring, impairment and global                  6
   realignment, net of tax

   Extraordinary charge to write off                     2
   capitalized debt issuance costs, net of tax

Non-recurring tax benefit related to legal and          (5)
tax restructuring                                       ---

LOSS EXCLUDING NON-RECURRING CHARGES AND TAX            $(1)
BENEFITS [($0.02)per diluted share]                     ====


        The Company announced the closing of its private offering of $150 million of additional Senior Notes due 2012. The additional Senior Notes were issued at 104.5 percent of principal amount, plus accrued interest. The additional Senior Notes have an annual coupon rate of 10.25 percent and, as a result of the price, the yield to maturity on the additional Senior Notes is approximately 9.53 percent. Proceeds (excluding accrued interest paid by the purchasers of the Senior Notes), net of estimated expenses, were $151 million and were used to reduce debt (50 percent was used to reduce term loans and 50 percent was used to reduce the balance under the revolving credit facilities)under the Company's senior secured bank credit facilities.

        Gil Playford, Chairman and Chief Executive Officer of GrafTech, commented, "The high yield market offered us the opportunity to secure additional longer term debt at attractive rates. As a result of our successful $400 million deal earlier this year, we were able to revisit the market place where there was demand for additional Senior Notes. Following the $150 million offering, our next scheduled debt principal payment has been pushed to 2007. As a result of these refinancings, we have strengthened our balance sheet and enhanced flexibility to implement our growth strategies."

NEW MAJOR COST SAVINGS PLAN

        Mr. Playford stated, "I am encouraged by the 2002 first quarter progress under our new major cost savings program. During the quarter, we accelerated and completed the mothballing of our Italian graphite electrode manufacturing facility, two months ahead of schedule. We also implemented our new U.S.
benefit plan design and substantially completed our legal and tax restructuring that is part of the global corporate realignment of our subsidiaries. We generated $7 million of savings this quarter despite an estimated $2 million of inefficiencies associated with our plant rationalization activities as well as low sales and operating volumes. We expect savings growth for each subsequent quarter in 2002, with estimated total realized savings to meet our annual target of $45 million in 2002."

------------------------- ------------------ ----------- -----------------------
                          THREE MONTHS ENDED 2002 ANNUAL
(DOLLARS IN MILLIONS)     MARCH 31, 2002      TARGETS      BASIS OF MEASUREMENT
------------------------- ------------------ ----------- -----------------------

Cost of sales:
   GPS                            $2             $24     2001 average graphite
                                                         electrode cost per
                                                         metric ton of $1,691

   AET                             1              4      Cost reduction
                                                         initiatives

Selling, general and               1              9      2001 selling, general
administrative expenses                                  and administrative
                                                         expenses of $78 million

Interest savings due to            -              2      Assumed interest on
savings plan                                             cash savings from cost
                                                         savings plan

Taxes                              3              6      45 percent effective
                                  --            ---      tax rate before legal
                                                         and tax restructuring

Total                             $7            $45
                                  ==            ===


GRAPHITE POWER SYSTEMS DIVISION

        The Graphite Power Systems (GPS)Division had net sales of $111 million in the 2002 first quarter compared to $136 million in the 2001 first quarter. The decrease was primarily due to lower graphite electrode net sales. Graphite electrode sales volume of 38.5 thousand metric tons was approximately 10 percent lower than in the 2001 first quarter and was approximately 9 percent lower than in the 2001 fourth quarter. In addition to seasonally lower demand in the first quarter, lower graphite electrode sales volumes were a result of continued weakness in demand through January and February due to economic conditions and limited availability of finished graphite electrode inventories to meet increased demand in March. The average sales revenue per metric ton of graphite electrodes in the 2002 first quarter was $2,083, 7 percent lower than in the 2001 fourth quarter. Changes in currency exchange rates accounted for approximately 3 percent of the decrease in average sales revenue per metric ton. Cathode sales remained strong and the order book is virtually full for the year and into 2003.

        Gross margin for the GPS Division was 22.3 percent in the 2002 first quarter as compared to 27.4 percent in the 2001 first quarter and 27.3 percent in the 2001 fourth quarter. The Company exceeded its expectations for cost reductions as average graphite electrode production cost per metric ton declined 7 percent in the 2002 first quarter as compared to the 2001 first quarter and was slightly lower than in the 2001 fourth quarter despite low operating levels and low sales volumes. The Company estimates that there were $2 million of additional graphite electrode costs during the 2002 first quarter associated with the mothballing of its Italian graphite electrode plant, which was completed ahead of schedule during the 2002 first quarter, and extended furnace downtime due to maintenance at its Brazilian plant, in preparation for higher operating levels during the remainder of 2002 and into 2003.

ADVANCED ENERGY TECHNOLOGY DIVISION

        Net sales for the Advanced Energy Technology (AET)Division were $27 million for the 2002 first quarter as compared to $35 million in the 2001 first quarter. Revenues for this Division were lower than expected due to weakness in the industrial end markets served, particularly the semiconductor and automotive markets. The Company believes its core businesses in this Division bottomed during the 2002 first quarter. Gross margin declined to 22.3 percent in the 2002 first quarter from 32.0 percent in 2001 first quarter primarily as a result of lower sales.

        New product development and commercialization efforts continue to progress successfully. During the 2002 first quarter, IBM, Hitachi and Agilent approved and purchased eGraf(TM) thermal interface products for computer, consumer electronic and telecommunication applications. The Company filed 11 new patent applications during the 2002 first quarter, a 25 percent increase over the 2001 filing rate.

CORPORATE

        Selling, general and administrative expenses were $18 million in the 2002 first quarter, a decline of approximately 14 percent from the 2001 first quarter and 5 percent from the 2001 fourth quarter. Other income, net, was $3 million in the 2002 first quarter as compared to nil in the 2001 first quarter. This other income was primarily associated with a currency exchange gain on euro denominated debt. This other income essentially offsets the estimated $2 million of higher costs in the graphite electrode business during the 2002 first quarter.

        In the 2002 first quarter, the Company recorded $6 million (before and after tax)of restructuring and other charges associated with its new major cost savings plan expected to generate $80 million in annual savings by 2004. A restructuring charge of $5 million was recorded for costs associated with the Italian plant mothballing. A $1 million charge was recorded for global realignment and related expenses.

        Interest expense was $13 million during the 2002 first quarter, a decrease of $6 million from the 2001 first quarter due to lower interest rates and lower average debt outstanding.

        The effective income tax rate was 35 percent for the 2002 first quarter, excluding non-recurring charges and tax benefits recorded during the quarter resulting from the Company's corporate legal and tax restructuring. The Company recorded a $5 million income tax benefit during the 2002 first quarter resulting from a one-time benefit associated with the corporate legal and tax restructuring. Excluding this $5 million benefit, provision for taxes was nil in the 2002 first quarter.

        The Company recorded a non-cash, extraordinary charge of $2 million, net of tax ($3 million before tax), to write off capitalized debt issuance costs associated with the term loans under the Company's senior secured bank credit facilities that were repaid with the proceeds of the Company's successful offering of $400 million of Senior Notes in February 2002.

        Net loss per diluted share, before non-recurring and extraordinary charges, was ($0.02)for the 2002 first quarter as compared to earnings per diluted share of $0.07 in the 2001 first quarter. Net loss per diluted share, after non-recurring and extraordinary charges, was ($0.06)for the 2002 first quarter as compared to earnings per diluted share of $0.07 in the 2001 first quarter.

        Net debt (total debt less cash, cash equivalents and short term investments)increased during the 2002 first quarter as expected and as previously announced. At March 31, 2002, net debt was $663 million as net cash from operations declined primarily due to lower sales and increased working capital requirements, mainly accounts payable. The use of cash to settle payables in the 2002 first quarter increased primarily due to seasonal payable patterns and higher obligations related to preparations at facilities globally to accommodate the mothballing of our Italian graphite electrode plant. In addition, in the 2002 first quarter, the Company incurred $13 million of cash costs associated with its successful offering of Senior Notes. These costs were capitalized and will be amortized over the term of the Senior Notes.

OUTLOOK

        Mr. Playford commented on the outlook, "Our graphite electrode business outlook is improving. We expect graphite electrode sales volume to increase approximately 17 percent-20 percent in the 2002 second quarter from the 2002 first quarter. Graphite electrode capacity utilization rates are expected to be at or greater than 95 percent for the remainder of 2002 and into 2003. We expect to achieve an average graphite electrode production cost per metric ton of $1,550 for 2002 and $1,400 by the end of 2003. Our cathode business remains strong and the order book is virtually full for the remainder of 2002 and into 2003. In the AET Division, we believe the core businesses have bottomed and expect to deliver new product development and commercialization milestones in the coming quarters."

        Mr. Playford continued, "We expect to achieve the full $45 million of savings under our new major cost savings plan in 2002 and have made satisfactory progress on our planned asset sales that are part of this program. We maintain our aggressive net debt goal of $500 million by the end of 2004 and have a nearer term target of $600 million by the end of 2003 or earlier, pending planned asset sales."


        IN CONJUNCTION WITH THIS EARNINGS RELEASE, YOU ARE INVITED TO LISTEN TO OUR EARNINGS CALL BEING HELD TODAY AT 11: 00 A.M. EDT. THE DIAL-IN NUMBER IS 888-405-9073 FOR DOMESTIC AND 303-262-3310 FOR INTERNATIONAL. IF YOU ARE UNABLE TO LISTEN TO THE LIVE CALL, THE CALL WILL BE ARCHIVED AND AVAILABLE FOR REPLAY WITHIN ONE DAY OF THE ORIGINAL BROADCAST ON OUR WEBSITE AT WWW.GRAFTECHINTERNATIONAL.COM UNDER THE INVESTOR RELATIONS SECTION.

        GRAFTECH INTERNATIONAL LTD. IS ONE OF THE WORLD'S LARGEST MANUFACTURERS AND PROVIDERS OF HIGH QUALITY NATURAL AND SYNTHETIC GRAPHITE AND CARBON BASED PRODUCTS AND SERVICES, OFFERING ENERGY SOLUTIONS TO INDUSTRY-LEADING CUSTOMERS WORLDWIDE ENGAGED IN THE MANUFACTURE OF STEEL, ALUMINUM, SILICON METAL, AUTOMOTIVE PRODUCTS AND ELECTRONICS. WE HAVE 13 MANUFACTURING FACILITIES IN 7 COUNTRIES AND ARE THE LEADING MANUFACTURER IN ALL OF OUR MAJOR PRODUCT LINES. WE PRODUCE GRAPHITE ELECTRODES THAT ARE CONSUMED PRIMARILY IN THE PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES, THE STEEL MAKING TECHNOLOGY USED BY ALL "MINI-MILLS," AND FOR REFINING STEEL IN LADLE FURNACES. WE ALSO PRODUCE CARBON ELECTRODES THAT ARE CONSUMED IN THE MANUFACTURE OF SILICON METAL AND CATHODES THAT ARE USED IN THE PRODUCTION OF ALUMINUM. OUR SUBSIDIARY, GRAFTECH INC., PRODUCES FLEXIBLE GRAPHITE THAT IS USED IN HIGH TEMPERATURE FLUID SEALING AND GASKET APPLICATIONS AND IS THE BASIS FOR HIGHLY ENGINEERED PRODUCTS AND SOLUTIONS IN FUEL CELL, ELECTRONICS AND THERMAL MANAGEMENT APPLICATIONS. FOR ADDITIONAL INFORMATION ON GRAFTECH INTERNATIONAL LTD., CALL 302-778-8227 OR VISIT OUR WEBSITE AT WWW.GRAFTECHINTERNATIONAL.COM. FOR ADDITIONAL INFORMATION ON GRAFTECH INC., CALL 216-529-3777 OR VISIT ITS WEBSITE AT WWW.GRAFTECH.COM. FOR ADDITIONAL INFORMATION ON OUR HIGH TECH HIGH TEMP BUSINESS UNIT, CALL 216-676-2100 OR VISIT ITS WEBSITE AT WWW.HT2.COM.

        NOTE: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS: FUTURE PRODUCTION AND SALES OF STEEL, ALUMINUM, FUEL CELLS, ELECTRONIC DEVICES AND OTHER PRODUCTS THAT INCORPORATE OUR PRODUCTS OR THAT ARE PRODUCED USING OUR PRODUCTS; FUTURE PRICES AND SALES OF AND DEMAND FOR GRAPHITE ELECTRODES AND OUR OTHER PRODUCTS; FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE OF VARIOUS BUSINESSES; STRATEGIC PLANS; IMPACTS OF REGIONAL AND GLOBAL ECONOMIC CONDITIONS; RESTRUCTURING, REALIGNMENT, STRATEGIC ALLIANCE, SUPPLY CHAIN, TECHNOLOGY DEVELOPMENT AND COLLABORATION, INVESTMENT, ACQUISITION, JOINT VENTURE, OPERATING, INTEGRATION, TAX PLANNING, RATIONALIZATION, FINANCIAL AND CAPITAL PROJECTS; LEGAL MATTERS AND RELATED COSTS; CONSULTING FEES AND RELATED PROJECTS; POTENTIAL OFFERINGS, SALES AND OTHER ACTIONS REGARDING DEBT AND EQUITY SECURITIES OF US AND OUR SUBSIDIARIES; AND FUTURE COSTS, WORKING CAPITAL, REVENUES, BUSINESS OPPORTUNITIES, VALUES, DEBT LEVELS, CASH FLOWS, COST SAVINGS AND REDUCTIONS, MARGINS, EARNINGS AND GROWTH. WE HAVE NO DUTY TO UPDATE THESE STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE PERFORMANCE, RESULTS AND TRENDS)COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE: THE POSSIBILITY THAT GLOBAL OR REGIONAL ECONOMIC CONDITIONS AFFECTING OUR PRODUCTS MAY NOT IMPROVE OR MAY WORSEN; THE POSSIBILITY THAT ANTICIPATED ADDITIONS TO CAPACITY FOR PRODUCING STEEL IN ELECTRIC ARC FURNACES OR ANTICIPATED REDUCTIONS IN GRAPHITE ELECTRODE MANUFACTURING CAPACITY MAY NOT OCCUR; THE POSSIBILITY THAT INCREASED PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES OR REDUCTIONS IN GRAPHITE ELECTRODE MANUFACTURING CAPACITY MAY NOT RESULT IN STABLE OR INCREASED DEMAND FOR OR PRICES OR SALES VOLUMES OF GRAPHITE ELECTRODES; THE POSSIBILITY THAT ECONOMIC OR TECHNOLOGICAL DEVELOPMENTS MAY ADVERSELY AFFECT GROWTH IN THE USE OF GRAPHITE CATHODES IN LIEU OF CARBON CATHODES IN THE ALUMINUM SMELTING PROCESS; THE POSSIBILITY OF DELAYS IN OR FAILURE TO ACHIEVE WIDESPREAD COMMERCIALIZATION OF PROTON EXCHANGE MEMBRANE, OR "PEM," FUEL CELLS WHICH USE NATURAL GRAPHITE MATERIALS AND COMPONENTS AND THAT MANUFACTURERS OF PEM FUEL CELLS MAY OBTAIN THOSE MATERIALS OR COMPONENTS USED IN THEM FROM OTHER SOURCES; THE POSSIBILITY OF DELAYS IN OR FAILURE TO ACHIEVE SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF NEW OR IMPROVED ELECTRONIC THERMAL MANAGEMENT OR OTHER PRODUCTS; THE POSSIBILITY OF DELAYS IN MEETING OR FAILURE TO MEET PRODUCT DEVELOPMENT MILESTONES OR DELAYS IN EXPANDING OR FAILURE TO EXPAND MANUFACTURING CAPACITY; THE POSSIBILITY THAT WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS; THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO ANTITRUST INVESTIGATIONS OR LAWSUITS OR TO LAWSUITS INITIATED BY US AGAINST OUR FORMER PARENTS; THE POSSIBILITY THAT EXPECTED SAVINGS FROM OUR VARIOUS COST REDUCTION EFFORTS WILL NOT BE FULLY REALIZED; THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO HEALTH, SAFETY OR ENVIRONMENTAL COMPLIANCE OR REMEDIATION OBLIGATIONS, LABOR RELATIONS OR STRATEGIC PLANS OR RELATING TO RESTRUCTURING, REALIGNMENT, STRATEGIC ALLIANCE, SUPPLY CHAIN, TECHNOLOGY

DEVELOPMENT AND COLLABORATION, INVESTMENT, ACQUISITION, OPERATING, TAX PLANNING, RATIONALIZATION, FINANCIAL OR CAPITAL PROJECTS; CHANGES IN INTEREST OR CURRENCY EXCHANGE RATES, IN COMPETITIVE CONDITIONS OR IN INFLATION AFFECTING OUR RAW MATERIAL, ENERGY OR OTHER COSTS; THE POSSIBILITY OF OUR FAILURE TO SATISFY CONDITIONS OR MILESTONES TO OUR STRATEGIC ALLIANCES WITH JILIN CARBON, PECHINEY, BALLARD, CONOCO OR OTHERS; THE POSSIBILITY THAT CHANGES IN OUR FINANCIAL PERFORMANCE MAY AFFECT OUR COMPLIANCE WITH FINANCIAL COVENANTS OR THE AMOUNT OF FUNDS AVAILABLE FOR BORROWING UNDER OUR REVOLVING CREDIT FACILITY; AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN OUR FILINGS WITH THE SEC. THE STATEMENTS CONTAINED IN THIS NEWS RELEASE SHALL NOT BE DEEMED TO CONSTITUTE AN ADMISSION AS TO ANY LIABILITY IN CONNECTION WITH ANY CLAIM OR LAWSUIT. THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. REFERENCES TO STREET OR ANALYST EARNINGS ESTIMATES MEAN THOSE PUBLISHED BY FIRST CALL, A SERVICE OF THE THOMSON FINANCIAL NETWORK.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                   DECEMBER 31,      MARCH 31,
                                                                       2001            2002
                                                                       ----            ----
                             ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                        $      8        $      33
   Notes and accounts receivable                                          95               97
   Inventories:
       Raw materials and supplies                                         33               34
       Work in process                                                   111              105
       Finished good                                                      33               32
                                                                     -------          -------
                                                                         177              171
   Prepaid expenses and deferred income taxes                             12               19
                                                                     -------          -------
       Total current assets                                              322              320
                                                                     -------          -------
Property, plant and equipment                                            931              936
Less:  accumulated depreciation                                          650              655
                                                                     -------          -------
       Net fixed assets                                                  281              281
Deferred income taxes                                                    140              153
Other assets                                                              54               63
                                                                     -------          -------
       Total assets                                                 $    797        $     817
                                                                     =======          =======

             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                                 $    101        $      68
   Short-term debt                                                         7                8
   Accrued income and other taxes                                         45               47
   Other accrued liabilities                                              57               58
                                                                     -------          -------
       Total current liabilities                                         210              181
                                                                     -------          -------
   Long-term debt                                                        631              688
   Other long-term obligations                                           231              228
   Deferred income taxes                                                  32               38
   Minority stockholders' equity in consolidated entities                 25               25
   STOCKHOLDERS' DEFICIT:
    Preferred stock, par value $.01, 10,000,000 shares
       authorized, none issued                                             -                -
    Common stock, par value $.01 100,000,000 shares authorized,
       58,532,209 shares issued at December 31, 2001,
       58,642,203 shares issued at March 31, 2002                          1                1
    Additional paid-in-capital                                           629              630
    Accumulated other comprehensive loss                                (269)            (277)
    Retained deficit                                                    (602)            (606)
    Treasury stock at cost, 2,322,412 shares at December
       31,2001, 2,330,244 shares at March 31, 2002                       (85)             (85)
    Employee benefits trust, 426,400 shares at December 31,
       2001 and March 31, 2002                                            (6)              (6)
                                                                     -------          -------
       Total stockholders' deficit                                      (332)            (343)
                                                                     -------          -------
       Total liabilities and stockholders' deficit                  $    797        $     817
                                                                     =======          =======


                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                     THREE MONTHS ENDED
                                                          ------------- -------------- -------------
                                                           MARCH 31,    DECEMBER 31,    MARCH 31,
                                                              2001          2001           2002
                                                              ----          ----           ----
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss):                                       $       3     $    (55)     $     (4)
   Extraordinary item, net of tax                                   -            -             2
   Non-cash charges to net income (loss):
      Depreciation and amortization                                10            9             7
      Deferred income taxes                                         -           12            (8)
      Restructuring charge                                          -            7             5
      Impairment of long-lived and other asset                      -           27             -
      Other non-cash charges (credits)                             (5)          19            (4)
   Working Capital *                                                5           25           (45)
   Long-term assets and liabilities                                (2)          (8)            -
                                                             --------       ------         -----
          NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES                                             11           36           (47)
                                                             --------       ------         -----

CASH FLOW FROM INVESTING ACTIVITIES:
   Capital expenditures                                            (5)         (18)           (9)
   Purchase of long-term investment                                 -           (2)            -
   Sale of assets                                                   1           (1)            -
                                                             --------       ------         -----
          NET CASH USED IN INVESTING ACTIVITIES                   (4)          (21)           (9)
CASH FLOW FROM FINANCING ACTIVITIES
   Short-term debt, net                                            (1)           4             1
   Revolving credit facility borrowings (reductions), net           2           10           (25)
   Long-term debt borrowings                                        -            -           400
   Long-term debt reductions                                       (7)          (9)         (312)
   Minority interest investment                                     9            -             -
   Sale of common stock                                             1            -             1
   Financing costs                                                  -           (1)          (14)
                                                             --------       ------         -----
          NET CASH PROVIDED BY FINANCING ACTIVITIES                 4            4            51
                                                             --------       ------         -----
Net increase (decrease) in cash and cash equivalents               11           19            (5)
Effects of exchange rate changes on cash and cash
   equivalents                                                     (2)          (1)            -
Cash and cash equivalents at beginning of period                   47           20            38
                                                             --------       ------         -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $      56     $     38      $     33
                                                             ========       ======         =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Net cash paid during the periods for:
   Interest expense                                         $      17     $     12            12
                                                             ========       ======         =====
   Income taxes                                             $       6     $      4             3
                                                             --------       ------         -----
   *Net change in working capital due to
     the following components:
(Increase) decrease in current assets:
   Notes and accounts receivable                            $      22     $      5      $     (3)
   Inventories                                                    (11)          13             4
   Prepaid expenses and other current assets                        -            -            (3)
Increase (decrease) in accounts payable and accruals                6           15           (40)
Antitrust investigations and related lawsuits and
   claims, net                                                     (8)          (2)            -
Restructuring payments                                             (4)          (6)           (3)
                                                             --------       ------         -----
          WORKING CAPITAL                                   $       5           25      $    (45)
                                                             ========       ======         =====

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                     THREE MONTHS ENDED
                                                          ------------- -------------- -------------
                                                           MARCH 31,    DECEMBER 31,    MARCH 31,
                                                              2001          2001           2002
                                                              ----          ----           ----
Net Sales                                                   $     171     $    155      $    138
Cost of sales                                                     122          113           107
                                                             --------       ------         -----
   Gross profit                                                    49           42            31
Research and development                                            3            3             3
Selling, administrative and other expenses                         21           19            18
Other (income) expense, net                                         -            2            (3)
Global realignment and related expense                              -            2             1
Restructuring charge and impairment loss on long-lived              -           34             5
  and other assets                                                  -           34             5
                                                             --------       ------         -----
   Operating profit (loss)                                         25          (18)            7
Interest expense                                                   19           11            13
                                                             --------       ------         -----
   Income (loss) before provision for income taxes                  6          (29)           (6)
Provision (benefit) for income taxes                                2           26            (5)
                                                             --------       ------         -----
   Income (loss) of consolidated entities                           4          (55)           (1)
Minority stockholders' share of income                              1            -             1
                                                             --------       ------         -----
   Income (loss) before extraordinary item                          3          (55)           (2)
Extraordinary item, net of tax                                      -            -             2
                                                             --------       ------         -----

   Net income (loss)                                        $       3     $    (55)     $     (4)
                                                             ========       ======         =====
BASIC EARNINGS (LOSS) PER COMMON SHARE:
   Income (loss) before extraordinary item                  $    0.07     $  (0.98)     $  (0.03)
   Extraordinary item, net of tax                                   -            -         (0.03)
                                                             --------       ------         -----
   Net income (loss) per share                              $    0.07     $  (0.98)     $  (0.06)
                                                             ========       ======         =====
   Weighted average common shares outstanding (in
      thousands)                                               45,222       55,778        55,823
                                                             ========       ======        ======

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
   Income before extraordinary item                         $    0.07     $  (0.98)     $  (0.03)
   Extraordinary item, net of tax                                   -            -         (0.03)
                                                             --------       ------         -----
   Net income per share                                          0.07        (0.98)     $  (0.06)
                                                             ========       ======         =====
   Weighted average common shares outstanding (in
      thousands)                                               46,033       55,778        55,823



                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              SEGMENT DATA SUMMARY
                              (DOLLARS IN MILLION)
                                   (UNAUDITED)



                                                                    THREE MONTHS ENDED
                                                         ------------- -------------- -------------
                                                          MARCH 31,    DECEMBER 31,    MARCH 31,
                                                             2001          2001           2002
                                                             ----          ----           ----
             NET SALES:
             Graphite Power Systems                        $     136     $    126      $    111
             Advanced Energy Technology                    $      35     $     29      $     27
                                                            --------      -------       -------
             Total                                         $     171     $    155      $    138

             COST OF SALES:
             Graphite Power Systems                        $      98     $     91      $     86
             Advanced Energy Technology                    $      24     $     22      $     21
                                                            --------      -------       -------
             Total                                         $     122     $    113      $    107

             GROSS PROFIT:
             Graphite Power Systems                        $      38     $     35      $     25
             Advanced Energy Technology                    $      11     $      7      $      6
                                                            --------      -------       -------
             Total                                         $      49     $     42      $     31

             GROSS PROFIT MARGIN:
             Graphite Power Systems                             27.4%        27.3%         22.3 %
             Advanced Energy Technology                         32.0%        25.3%         22.3 %
             Combined                                           28.5%        26.9%         22.3 %

             KEY OPERATING DATA:
             GE Volume (thousands metric tons)                  43.0         42.4          38.5
             GE average selling price per metric ton       $   2,419     $  2,251      $  2,083
